Exhibit 3.2
CERTIFICATE OF DESIGNATION OF
SERIES A CONVERTIBLE PREFERRED STOCK OF
SANDRIDGE ENERGY, INC.
Pursuant to Section 151 of the General Corporation Law
of the State of Delaware
     SandRidge Energy, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
     The name of the corporation is SandRidge Energy, Inc. (the “Company”).
     The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by the board of directors of the Company on December 11, 2006.
     RESOLVED that pursuant to the authority expressly granted to and vested in the Board of Directors of the Company by the provisions of Article Four, Section A of its Certificate of Incorporation (the “Certificate of Incorporation”) and pursuant to Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby creates a series of preferred stock of the Company and hereby states that the voting powers, designations, preferences and relative, participating, optional or other special rights of which, and qualifications, limitations or restrictions thereof (in addition to the provisions set forth in the Certificate of Incorporation which are applicable to the preferred stock of all classes and series), shall be as follows:
1. Designation and Amount; Ranking.
     (a) There shall be created from the 50,000,000 shares of preferred stock, par value $0.001 per share, of the Company authorized to be issued pursuant to the Articles of Incorporation, a series of preferred stock, designated as the “Series A Convertible Preferred Stock,” par value $0.001 per share (the “Preferred Stock”), and the number of shares of such series shall be 2,625,000. Such number of shares may be decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of Preferred Stock to a number less than that of the shares of Preferred Stock then outstanding plus the number of shares issuable upon exercise of warrants or other rights then outstanding.
     (b) The Preferred Stock will, with respect to both dividend rights and rights upon the liquidation, dissolution or winding-up of the Company, rank (i) senior to all Junior Stock, (ii) on a parity with all other Parity Stock and (iii) junior to all Senior Stock.
2. Definitions. As used herein, the following terms shall have the following meanings:
     “Accreted Value” shall mean, with respect to each share of Preferred Stock and as to any shares of Preferred Stock, whether or not issued on the Issue Date or on any date thereafter, the Initial Liquidation Value as further adjusted pursuant to Section 3(b).

     “Affiliate” shall mean, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by,” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
     “Approved Plan” shall mean the Riata 2005 Stock Plan, as amended to the Issue Date, and any other written stock option, stock purchase, stock incentive or stock appreciation plan or arrangement that is approved by the Board of Directors and the Company’s stockholders to the extent required by law or other regulation.
     “Certificate of Incorporation” shall have the meaning set forth in the recitals hereof.
     “Authorized Share Allocation” shall have the meaning set forth in Section 6(h) hereof.
     “Board of Directors” shall mean the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.
     “Bridge Facility” shall mean that certain Bridge Loan Agreement, dated as of November 21, 2006, among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law or executive order to close.
     “Buy-In” shall have the meaning set forth in Section 9(e) hereof.
     “Change of Control” shall mean (a) any sale or disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to another Person other than a wholly-owned Subsidiary of the Company, (b) any merger or consolidation of the Company with or into another Person (other than (i) any merger or consolidation the result of which holders of the Company’s Voting Stock immediately prior to such merger continue after such merger to hold the voting power of the surviving entity or entities necessary to elect a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities and (ii) any migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Company), or (c) the acquisition by any “person” or “group” (as such term is defined in Section 13(d) and 14(d) of the Exchange Act of 1934 and the related regulations), excluding any “person” or “group” comprising the Ward/Mitchell Group, who has expressed intent to control the affairs of the Company of more than 50% of the total voting power of outstanding Voting Stock of the Company.
     “Change of Control Notice” shall have the meaning set forth in Section 8(b) hereof.
     “Change of Control Period” shall have the meaning set forth in Section 8(b) hereof.

     “Change of Control Redemption Date” shall have the meaning set forth in Section 8(b) hereof.
     “Change of Control Redemption Notice” shall have the meaning set forth in Section 8(b) hereof.
     “Common Stock” shall mean the common stock, par value $0.001 per share, of the Company, or any other class of stock resulting from successive changes or reclassifications of such common stock consisting solely of changes in par value, or from par value to no par value, or as a result of a subdivision, combination, or merger, consolidation or similar transaction in which the Company is a constituent corporation.
     “Company” shall have the meaning set forth in the recitals hereof.
     “Consolidated Net Tangible Assets” shall mean, without duplication, as of the date of determination,
(a)	the sum of:
(i)	discounted future net revenue from proved oil and gas reserves of the Company and its consolidated Subsidiaries calculated in accordance with SEC guidelines before any state, federal or foreign income or similar taxes, as estimated by a nationally recognized independent petroleum engineer in a reserve report prepared as of the end of the Company’s most recently completed fiscal year or, if available a more recent fiscal quarter, as increased by, as of the date of determination, the discounted future net revenue of
(A)	estimated proved oil and gas reserves of the Company and its consolidated Subsidiaries attributable to any acquisition consummated since the date of such most recent reserve report and

(B)	estimated proved oil and gas reserves of the Company and its consolidated Subsidiaries attributable to extensions, discoveries and other additions and upward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted which were not reflected in such most recent reserve report which, in the case of sub-clauses (A) and (B), would, in accordance with standard industry practice, result in such increases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report), and decreased by, as of the date of determination, the discounted future net revenue of
(C)	estimated proved oil and gas reserves of the Company and its consolidated Subsidiaries produced or disposed of since the date of such most recent reserve report and

(D)	reductions in the estimated oil and gas reserves of the Company and its consolidated Subsidiaries since the date of such most recent reserve report attributable to downward revisions of estimates of proved oil and gas reserves due to exploration, development or exploitation, production or other activities conducted or otherwise occurring since the date of such most recent reserve report which, in the case of sub-clauses (C) and (D) would, in accordance with standard industry practice, result in such decreases as calculated in accordance with SEC guidelines (utilizing the prices utilized in such reserve report); provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv), such increases and decreases may be as estimated by the Company’s engineers, except that if as a result of such acquisitions, dispositions, discoveries, extensions or revisions, there is an increase of more than 20% in the discounted future net revenues from proved oil and gas reserves of the Company and its consolidated Subsidiaries calculated above, then such increases and decreases in discounted future net revenue shall be confirmed in writing by a nationally recognized petroleum engineer to the extent not previously estimated by a nationally recognized independent petroleum engineer in connection with an acquisition and with respect to which a report or reports of such engineer exists.
(ii)	the appraised value of the Company’s rig fleet determined based on the most recent third party appraisal available to the Company,

(iii)	the historical cost of the Company’s midstream assets, and

(iv)	the greater of (A) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (B) the appraised value, as estimated by independent appraisers, of other tangible assets (including investments in unconsolidated Subsidiaries) of the Company and its consolidated Subsidiaries, as of a date no earlier than the date of the Company’s latest audited financial statements, minus
     (b) to the extent not otherwise take into account in the immediately preceding clause (a), the sum of:
(i)	minority interests,

(ii)	any gas balancing liabilities of the Company and its consolidated Subsidiaries reflected in the Company’s latest annual or quarterly financial statements,

(iii)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the prices utilized in the Company’s most recent reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its consolidated Subsidiaries with respect to volumetric Production Payments,

(iv)	the discounted future net revenue, calculated in accordance with SEC guidelines, attributable to reserves subject to dollar-denominated Production Payments which, based on the estimates of production included in determining the discounted future net revenue specified in (a)(i) above (utilizing the same prices utilized in the Company’s year-end reserve report), would be necessary to fully satisfy the payment obligations of the Company and its consolidated Subsidiaries with respect to dollar-denominated Production Payments on the schedules specified with respect thereto, and

(v)	the discounted future net revenue, calculated in accordance with SEC guidelines (utilizing the same prices utilized in the Company’s year-end reserve report), attributable to reserves subject to participation interests, overriding royalty interests or other interests of third parties, pursuant to participation, partnership, vendor financing or other agreements then in effect, or which otherwise are required to be delivered to third parties.
Consolidated Net Tangible Assets will be calculated based on the full cost method of accounting.
     “Conversion Notice” shall have the meaning set forth in Section 6(b) hereof.
     “Conversion Option Payment” shall mean an amount per share of Preferred Stock in cash equal to the Accreted Value, multiplied by 0.0775, multiplied by the applicable Specified Year(s).
     “Conversion Price” shall mean $21.00, subject to adjustment as set forth in Section 6(c).
     “Convertible Securities” shall have the meaning set forth in Section 6(c).
     “Debtor Relief Law” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Dividend Payment Date” shall mean February 15, May 15, August 15 and November 15 of each year, commencing February 15, 2007.
     “Dividend Rate” shall have the meaning set forth in Section 3(a) hereof.
     “Dividend Record Date” shall mean February 1, May 1, August 1 and November 1 of each year.
     “Equipment Financing Facility” shall mean those certain equipment finance loan facilities and promissory notes relating thereto between the Company and Merrill Lynch Capital, providing for aggregate borrowings of up to $92.5 million, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     “Equity Conditions” shall mean each of the following:
     (a) Effective Registration Statement. On each day during the Equity Conditions Measuring Period either (i) the shelf registration statement shall have been filed pursuant to the Registration Rights Agreement, and on the date of determination for such Equity Conditions, shall be effective and available for the resale of all Transfer Restricted Securities (as defined in the Registration Rights Agreement) held by Holders who have submitted appropriate information to be included in such registration statement as a selling securityholder in accordance with the terms of the Registration Rights Agreement or (ii) all shares of Common Stock issuable upon conversion of the Preferred Stock shall be eligible for resale pursuant to Rule 144(k) promulgated under the Securities Act;
     (b) Principal Market Conditions. On each day during the Equity Conditions Measuring Period, the Common Stock shall be designated for quotation on a Principal Market and shall not have been suspended from trading on such exchange or market nor shall delisting or suspension by such Principal Market been threatened or pending either (i) in writing by such exchange or market or (ii) by falling below the then effective minimum listing maintenance requirements of such exchange or market;
     (c) Delivery of Common Stock Upon Conversion. On the applicable date of determination for such Equity Conditions, the Company shall not be in default for failure to have delivered Common Stock upon conversion of the Preferred Stock on a timely basis as set forth herein;
     (d) Compliance with Rules of Principal Market. Any applicable shares of Common Stock to be issued in connection with the event requiring determination may be issued in full without the violation of the rules or regulations of the Principal Market, such shares shall have been approved for listing on the Principal Market subject only to notice of official issuance, and the Company’s Common Stock shall not have been suspended from trading for more than ten Trading Days during the Equity Conditions Measuring Period;
     (e) Defaults. During the Equity Conditions Measuring Period, there shall not have occurred (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and
     (f) Material Non-Public Information. On the applicable date of determination for such Equity Conditions, the Company shall notify the Holders that it has no knowledge of any fact that would cause (i) the shelf registration statement required pursuant to the Registration Rights Agreement not to be effective and available for the resale of all remaining Transfer Restricted Securities in accordance with the terms of the Registration Rights Agreement or (ii) any shares of Common Stock issuable upon conversion of the Preferred Stock not to be eligible for sale without restriction pursuant to Rule 144(k) promulgated under the Securities Act and any applicable state securities law.
     “Equity Conditions Measuring Period” shall mean the period beginning 30 days prior to the applicable date of determination and ending on and including the applicable date of determination.

     “Equity Securities” shall mean any capital stock of the Company.
     “Event of Default” shall mean,
     (a) the failure by the Company to pay when due any amount payable by it pursuant to the terms of this Certificate of Designations;
     (b) the Company fails to perform or observe any other covenant or agreement (not specified in subsection (a) above ) contained in this Certificate of Designations and such failure continues for ten Trading Days after notice from any Holder;
     (c) following an IPO, the suspension from trading or failure of the Common Stock to be listed on a Principal Market, which suspension or failure continues for a period of more than five consecutive Trading Days;
     (d) at any time following the tenth consecutive Trading Day that the Holders’ Authorized Share Allocation is less than the Full Conversion Amount;
     (e) any default under, redemption of or acceleration prior to maturity of any indebtedness for borrowed money of the Company or any of its Subsidiaries in excess of $5,000,000;
     (f) the purchase in the open market of the Company’s Common Stock by any “person” or “group” (as such term is defined in Section 13(d) and 14(d) of the Exchange Act and the related regulations) that is part of the Ward/Mitchell Group at any time when the aggregate Market Value of the Company’s Common Stock held by non-Affiliates of the Company, giving effect to such purchase, is less than $300 million;
     (g) the Company or any of its significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding; and
     (h) the Company or any significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     “Excluded Stock” shall have the meaning set forth in Section 6(c).
     “Existing Credit Facility” shall mean that certain Credit Agreement, dated as of November 21, 2006 among the Company, Bank of America, N.A., as administrative agent, and the other lenders party thereto as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the original Existing Credit Facility or any other credit or other agreement or indenture) provided that the debt for borrowed money incurred pursuant to any amendment, restatement, modification, renewal, refunding, replacement or refinancing does not exceed the amount of debt for borrowed money that could be incurred pursuant to the borrowing base formula contained in the Existing Credit Facility as of the Issue Date as applied to the Company and its Subsidiaries as of the date of such incurrence.
     “Full Conversion Amount” shall mean, as of any date of measurement, the number of shares of Common Stock that each Holder would be entitled to receive upon a voluntary conversion in full of such Holder’s Preferred Stock (without regard to any limitations on conversion set forth in Section 6(i) or otherwise).
     “Fundamental Transaction” shall have the meaning set forth in Section 4(b) hereof.
     “High-Yield Transaction” shall mean one or more underwritten public offerings pursuant to the Securities Act or one or more private placements of the Company’s debt securities under Rule 144A.
     “Holder” shall mean a holder of record of the Preferred Stock.
     “Hydrocarbon Interests” means all rights, titles and interests in and to oil and gas leases, oil, gas and mineral leases, other Hydrocarbon leases, mineral interests, mineral servitudes, overriding royalty interests, royalty interests, net profits interests, Production Payments and other similar interests.
     “Hydrocarbons” means, collectively, crude oil, natural gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate and all other liquid or gaseous hydrocarbons and related minerals and all products therefrom, in each case whether in a natural or a processed state.
     “Initial Liquidation Value” shall mean the amount of $210.00 per share of Preferred Stock, as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalization or similar event with respect to the Preferred Stock.
     “IPO” shall mean a Non-Qualified IPO or a Qualified IPO.
     “Issue Date” shall mean the earliest date of original issuance of any shares of the Preferred Stock, provided, however that any shares of Preferred Stock issued on or prior to December 31, 2006 shall, solely for purposes of Section 3 of this Certificate of Designation, be deemed to have been issued on November 21, 2006.

     “Junior Stock” shall mean all classes of common stock of the Company and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which expressly provide that such class or series ranks junior to the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company in all respects.
     “Liquidation Event” shall have the meaning set forth in Section 5(a) hereof.
     “Mandatory Conversion Date” shall have the meaning set forth in Section 7(c) hereof.
     “Market Value” at any date shall mean, in the event the Common Stock is traded in the over the counter market or on a national securities exchange, the average of the daily closing price per share of Common Stock for the five consecutive Trading Days preceding such date. The closing price for each day shall be the last reported sale price, regular way, or, in case no such reported sale takes place on such day, the average of the last closing bid and asked prices, regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, the closing sale price for such day reported by Nasdaq, if the Common Stock is traded over-the-counter and quoted in the Nasdaq Global Market, or if the Common Stock is so traded, but not so quoted, the average of the closing reported bid and asked prices of the Common Stock as reported by Nasdaq or any comparable system, or, if the Common Stock is not listed on Nasdaq or any comparable system, the average of the closing bid and asked prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Board of Directors for that purpose. If the Common Stock is not publicly traded or is not traded in such manner that the quotations referred to above are available for the period required hereunder, Market Value per share of Common Stock shall be deemed to be the fair value per share of Common Stock as determined in good faith by a majority of the Board of Directors, and if Holders of a majority of the Preferred Stock reasonably object in writing to such determination of Market Value, the Market Value shall be determined by a nationally recognized investment banking firm, accounting firm or valuation firm selected by the Board of Directors with the costs of such firm being paid by the Company.
     “Maturity Date” shall mean May 15, 2013.
     “Maturity Date Redemption Price” shall have the meaning set forth in Section 8(a)(i) hereof.
     “Maximum Percentage” shall have the meaning set forth in Section 6(i) hereof.
     “Maximum Permitted Debt Amount” shall mean debt for borrowed money (a) incurred pursuant to the Existing Credit Facility, (b) incurred pursuant to the Bridge Facility, in connection with any High-Yield Transaction or otherwise or in connection with any combination of the foregoing provided that the maximum debt for borrowed money incurred pursuant to this clause (b) does not exceed $850 million, (c) incurred pursuant to the Equipment Financing Facility, and (d) incurred in connection with mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price of equipment used in the business of the Company or any of its Subsidiaries.

     “Non-Qualified IPO” shall mean any firm commitment underwritten primary offering by the Company of newly issued Common Stock to the public pursuant to an effective registration statement under the Securities Act with one or more nationally recognized underwriters and after which the Common Stock is listed on a Principal Market that does not satisfy the criteria set forth in the definition of Qualified IPO.
     “Oil and Gas Properties” means Hydrocarbon Interests; Properties now or hereafter pooled or unitized with Hydrocarbon Interests; all existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any governmental authority having jurisdiction) which may affect all or any portion of Hydrocarbon Interests; all operating agreements, joint venture agreements, contracts and other agreements which relate to any Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to Hydrocarbon Interests; all Hydrocarbons in and under and which may be produced and saved or attributable to Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to Hydrocarbon Interests; all tenements, profits à prendre, hereditaments, appurtenances and Properties in anywise appertaining, belonging, affixed or incidental to Hydrocarbon Interests, Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, water wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Opinion of Counsel” shall mean a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Transfer Agent.
     “Options” shall have the meaning set forth in Section 6(c).
     “Parity Stock” shall mean any class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, subject to Section 4(b), the terms of which expressly provide that such class or series will rank on parity with the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company.
     “Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

     “Preferred Stock” shall have the meaning set forth in Section 1 hereof.
     “Preferred Stock Delivery Date” shall have the meaning set forth in Section 6(b).
     “Preferred Stock Warrants” shall mean the warrants exercisable for shares of Preferred Stock issued pursuant to the Purchase Agreement.
     “Principal Market” shall mean a national securities exchange, including The New York Stock Exchange and the American Stock Exchange, or the Nasdaq Global Market.
     “Production Payment” shall mean a production payment obligation (whether volumetric or dollar-denominated) of the Company or any of its Subsidiaries which is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.
     “Property” or “property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Purchase Agreement” shall mean that certain Securities Purchase Agreement related to the sale of the Preferred Stock by the Company dated November 21, 2006.
     “Qualified IPO” shall mean the initial firm commitment underwritten primary offering by the Company of newly issued Common Stock to the public pursuant to an effective registration statement or registration statements under the Securities Act with one or more nationally recognized underwriters and after which the Common Stock is listed on a Principal Market for which (a) the aggregate proceeds to be received by the Company from such offering (without deducting underwriting discounts, expenses and commissions) are at least $300 million and (b) the initial offering price to the public per share of Common Stock is no less than $21.00 (as appropriately adjusted for any stock split, stock dividend, stock combination, reverse stock split, recapitalizations or similar event).
     “Qualifying Preferred Stock” means a series of shares of preferred stock of an issuer that is a U.S. corporation so long as the rank, terms, privileges (including conversion privileges), rights (including dividend, adjustment, voting and redemption rights, including in connection with the applicable Fundamental Transaction), preferences (including dividend and liquidation preferences), restrictions, qualifications and limitations are no less favorable to the holders of such shares than the rank, terms, privileges (including conversion privileges), rights (including dividend, conversion, adjustment, voting and redemption rights), preferences (including dividend and liquidation preferences), restrictions, qualifications and limitations of the shares of Preferred Stock.
     “Registration Rights Agreement” shall mean that certain Registration Rights Agreement related to the sale of certain shares of Preferred Stock by the Company dated November 21, 2006.
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, subject to Section 4(b), the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, dissolution or winding-up of the Company.
     “Share Delivery Date” shall have the meaning set forth in Section 6(b) hereof.
     “Specified Years” shall mean the lesser of (i) two or (ii) the quotient of the number of whole months remaining prior to the Maturity Date at the time any Conversion Option Payment is triggered divided by twelve (rounded to first decimal place); provided, however, if a Qualified IPO has closed on or prior to September 30, 2007, Specified Years shall be determined based on the following table:

Initial Public Offering Price	Specified Year(s)

$24.39 or less	2.0
$24.40 to 26.78	1.5
$26.79 or greater	1.0
     “Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited partnership, limited liability company, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.
     “Trading Day” with respect to any security means (i) if such security is listed or admitted for trading on a national securities exchange, a day on which such securities exchange is open for trading, (ii) if such security is quoted on the Nasdaq Global Market, or any similar system of automated dissemination of quotations of securities prices, a day on which trades may be made on such system, (iii) if not listed or admitted for trading on a national securities exchange as described in clause (i) or quoted as described in clause (ii), a day on which quotations are reported by the National Quotation Bureau Incorporated, or (iv) otherwise, any Business Day.
     “Transfer Agent” shall mean any duly appointed transfer agent, registrar and conversion and dividend disbursing agent for the Preferred Stock. Until notice is given by the Company to the Holders of the appointment of a separate Transfer Agent, the Company shall act as the Transfer Agent for the Preferred Stock, and all references herein to the Transfer Agent shall be references to the Company acting in such capacity.
     “Void Change of Control Redemption Notice” shall have the meaning set forth in Section 8(b) hereof.
     “Voting Stock” means with respect to any Person, equity securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person, and, in the case of the Company, including the Preferred Stock.
     “Ward/Mitchell Group” shall mean (a) each of Tom L. Ward (“Ward”) and N. Malone Mitchell III (“Mitchell”), (b) the wife of either of them, (c) a lineal descendant of either of them,

(d) the estate of either of them, (e) any trust of which at least one of the trustees is Ward or Mitchell, or the principal beneficiaries of which are any one or more of the Persons in (a)-(d), (f) any Person which is Controlled by any one or more of the persons in (a)-(e); and (g) any group (as such term is defined in Section 13(d) and 14(d) of the Exchange Act and the related regulations) of which Ward or Mitchell is a member.
3. Dividends.
     (a) The Holders shall be entitled to receive with respect to each share of Preferred Stock, out of any funds or assets legally available for that purpose, cash dividends at the annual rate of 7.75% of the Accreted Value per share in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first Dividend Payment Date) (the “Dividend Rate”), in each case, based on a 365-day year. Such dividends shall only be payable when, as and if declared by the Board of Directors. Except as set forth in Section 3(b), such dividends shall not be cumulative. To the extent that the Board of Directors so declares, such dividends shall be payable in arrears on each Dividend Payment Date for the quarterly period ending on the Dividend Record Date immediately prior to such Dividend Payment Date, to the Holders of record of Preferred Stock at the close of business on such Dividend Record Date. If a Dividend Payment Date is not a Business Day, then the dividend shall be due and payable on the first Business Day following such Dividend Payment Date.
     (b) Notwithstanding the foregoing Section 3(a), the Company may elect not to declare or pay cash dividends in respect of any Dividend Payment Date subject to the provisions of this Section 3(b). In the event that the Company does not declare and pay a cash dividend at the Dividend Rate on any Dividend Payment Date pursuant to Section 3(a), then upon such Dividend Payment Date on which such cash dividend is not paid, the Accreted Value of each share of Preferred Stock, regardless of its date of issue, shall increase by an amount equal to 2.3125% (the “PIK Rate”) of the Accreted Value in effect immediately after the prior Dividend Payment Date (or the Issue Date in respect of the first Dividend Payment Date). Dividends shall accrue at the Dividend Rate on a day-to-day basis, whether or not earned or declared, from and after the Issue Date or the most recent Dividend Payment Date, as applicable, until cash dividends are paid pursuant to Section 3(a) or the Accretion Value of each share of Preferred Stock is increased pursuant to this Section 3(b).
     (c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Junior Stock (in the case of Junior Stock); provided that this restriction shall not apply to (i) the repurchase of Equity Securities from directors, employees, or consultants of the Company or a Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, such as the termination of service to the Company or a subsidiary or (ii) dividends, distributions, redemptions, purchases or other acquisitions for which the Company has obtained the consent of Holders of at least a majority of the outstanding shares of Preferred Stock.

     (d) Each Holder shall be entitled to any dividend or other distribution paid or made with respect to any Common Stock to the same extent as if such Holder had converted its Preferred Stock and held such shares of Common Stock on the record date for such dividend or other distribution. Payments or other distributions under the preceding sentence shall be paid or made to Holders concurrently with the related dividend or other distribution to holders of Common Stock. Except as provided in this Section 3(d), Holders shall not be entitled to any dividends or other distributions on the Preferred Stock, whether payable in cash, property or stock, in excess of the dividends or increase in Accretion Value contemplated by this Section 3.
4. Voting.
     (a) The Holders shall be entitled to vote with the holders of the Common Stock on all matters submitted to a vote of stockholders of the Company, except as otherwise expressly provided by applicable law. Each Holder shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which all shares of Preferred Stock held of record by such Holder could then be converted at the Conversion Price if the Preferred Stock were converted at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed. The Holders shall be entitled to notice of any stockholders’ meeting at the time and in the manner given to the holders of the Common Stock in accordance with the bylaws of the Company.
     (b) So long as any shares of Preferred Stock remain outstanding, and in addition to any other vote required by applicable law, unless a greater percentage shall then be required by applicable law, the Company shall not, without the affirmative vote or consent of the Holders of at least a majority of the then outstanding Preferred Stock voting or consenting, as the case may be, separately as one class:
     (i) create, authorize or issue (by reclassification or otherwise) any class or series of Senior Stock or Parity Stock, including Preferred Stock (other than upon exercise of warrants issued pursuant to the Purchase Agreement), or any security convertible into Senior Stock or Parity Stock;
     (ii) amend, alter or repeal (whether by merger, consolidation, operation of law or otherwise) the Certificate of Incorporation, this Certificate of Designation or the Company’s Bylaws so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders; or
     (iii) effect any recapitalization, reorganization, reclassification, merger, consolidation, or statutory share exchange (each, a “Fundamental Transaction”) unless, under the terms of such Fundamental Transaction, (a) if such Fundamental Transaction does not constitute a Change of Control (1) either the shares of Preferred Stock outstanding immediately prior to such Fundamental Transaction will remain outstanding after such Fundamental Transaction or the shares of Preferred Stock will be exchanged in such Fundamental Transaction for an equal number of shares of Qualifying Preferred Stock (and such shares of Qualifying Preferred Stock will be issuable solely in such Fundamental Transaction), and (2) such Fundamental Transaction either does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of the Common Stock or results in a cancellation and exchange of such shares solely into shares of common stock of the issuer of the Qualifying Preferred Stock, or (b) if such Fundamental Transaction constitutes a Change of Control and the conditions set forth in clauses (a)(1) and (2) of this Section 4(b)(iii) are not satisfied, the Holders of shares of Preferred Stock outstanding immediately prior to such Fundamental Transaction will be entitled to elect to receive in respect of each such share of Preferred Stock either (1) 110% of the Accreted Value plus dividends accrued and unpaid since the last Dividend Payment Date to but excluding the date of the consummation of such Fundamental Transaction or (2) the amount and type of consideration paid for the number of shares of Common Stock or other securities into which such share of Preferred Stock is convertible immediately prior to such Fundamental Transaction (and the Holders of such Preferred Stock shall also be entitled to any election right granted to the holders of Common Stock in connection with such Fundamental Transaction).
     (c) In exercising the separate class voting rights set forth in Section 4(b), each share of Preferred Stock shall be entitled to one vote.
     (d) The Company may authorize, increase the authorized amount of, or issue any class or series of Junior Stock with or without voting rights, without the consent of the Holders, and in taking such actions the Company shall not be deemed to have affected adversely the rights, preferences, privileges or voting rights of the Holders.
5. Liquidation Rights.
     (a) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, or its Subsidiaries the assets of which constitute all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, in either case in a single or series of transactions (a “Liquidation Event”), subject to the payment or provision for payment of the debts and other liabilities of the Company, each Holder shall be entitled to receive and to be paid out of the remaining assets and funds of the Company available for distribution to its stockholders, prior to the holders of Junior Stock an amount for each share of Preferred Stock then held by such Holder equal to the greater of (a) the Accreted Value as of the date of such Liquidation Event and (b) the amount that such Holder would have received if, immediately prior to such Liquidation Event, it has voluntarily converted its Preferred Stock pursuant to Section 6..
     (b) Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company and its Subsidiaries (other than in connection with a Liquidation Event) nor the merger or consolidation of the Company and/or its Subsidiaries into or with any other Person shall be deemed to be a Liquidation Event, for purposes of this Section 5.
     (c) After the indefeasible payment in cash to the Holders of full preferential amounts provided for in this Section 5, Holders as such shall have no right or claim to any of the remaining assets or funds of the Company.

     (d) In the event the assets and funds of the Company available for distribution to Holders upon any Liquidation Event shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation Event unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such Liquidation Event.
     (e) The provisions of this Section 5 shall not in any way limit the right of Holders to elect to convert their shares of Preferred Stock into shares of Common Stock pursuant to Section 6 prior to or in connection with any Liquidation Event.
6. Conversion at the Option of Holders.
     (a) Each Holder shall, subject to Section 6(i), have the right, at its option, exercisable at any time and from time to time from the Issue Date to convert, subject to the terms and provisions of this Section 6, any or all of such Holder’s shares of Preferred Stock. In such case, the shares of Preferred Stock shall be converted into such whole number of fully paid and nonassessable shares of Common Stock as is equal, subject to Section 6(c)(iv), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (i) the Accreted Value divided by (ii) the Conversion Price then in effect. In the event a Holder elects to convert its Preferred Stock at its option pursuant to this Section 6, no Conversion Option Payment shall be payable in connection with such election and conversion.
     (b) The conversion right of a Holder shall be exercised by the Holder by delivery to the Company and the Transfer Agent of written notice in the form of Exhibit B (“Conversion Notice”), at any time during usual business hours of the Company and the Transfer Agent, that the Holder elects to convert all or a portion of the shares of Preferred Stock represented by its related certificate and specifying the name or names (with address) in which a certificate or certificates for shares of Common Stock are to be issued and (if so required by the Company or the Transfer Agent, if any) by a written instrument or instruments of transfer in form reasonably satisfactory to the Company or the Transfer Agent, if any, duly executed by the Holder or its duly authorized legal representative. The Holder shall not be required to physically surrender certificates representing the Preferred Stock to be converted with the Conversion Notice. The Holder shall physically surrender the original certificate representing the Preferred Stock being converted (or a lost certificate affidavit which shall include customary indemnity provisions sufficient in the reasonable judgment of the Company and such Transfer Agent to protect the Company and such Transfer Agent from any loss which either of them may suffer) to the Company promptly after such conversion. The Holder and the Company shall maintain records showing the number of Preferred Stock converted by such Holder and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of certificates representing the Preferred Stock upon exercise. Immediately prior to the close of business on the date of receipt by the Company and the Transfer Agent, if any, of the Conversion Notice, each converting Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s Preferred Stock being converted notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. On the date of any conversion, all rights with respect to the shares of Preferred Stock so converted (the “Conversion Date”), including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to (i) receive certificates for the number of whole shares of Common Stock into which such shares of Preferred Stock have been converted and cash, in lieu of any fractional shares as provided in Section 6(f) and (ii) exercise the rights to which they are entitled as holders of Common Stock. If the Conversion Date shall not be a Business Day, then such Conversion Date shall be deemed to be the next succeeding Business Day. Upon receipt by the Company of copy of a Conversion Notice, the Company shall (i) as soon as practicable, but in any event within two (2) Trading Days, provide a confirmation of receipt of such Conversion Notice to such Holder and the Transfer Agent, if any, which confirmation shall constitute an instruction to the Company and the Transfer Agent to process such Conversion Notice in accordance with the terms herein and (ii) on or before the third (3rd) Trading Day following the date of receipt by the Company and the Transfer Agent of such Conversion Notice (the “Share Delivery Date”), (a) provided the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of shares of Common Stock to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit Withdrawal Agent Commission system, or (b) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. If the number of shares of Preferred Stock represented by the certificate(s) submitted for conversion is greater than the number of shares of Preferred Stock being converted, then the Company shall, as soon as practicable and in no event later than three (3) Business Days after receipt of the certificate(s) (the “Preferred Stock Delivery Date”) and at its own expense, instruct the Transfer Agent to issue and deliver to the Holder a new Preferred Stock certificate representing the number of shares of Preferred Stock not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of Preferred Stock shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the Conversion Date.
     (c) The Conversion Price shall be subject to adjustment as follows:
     (i) Common Stock Issued at less than the Conversion Price. If and whenever, on or after the date of this Certificate of Designations is filed with the Secretary of State of the State of Delaware, the Company issues or sells, or is deemed to have issued or sold, any shares of its Common Stock (other than Excluded Stock) for consideration per share less than the Conversion Price, then immediately upon such issue or sale, the Conversion Price shall be reduced to the price determined by multiplying the Conversion Price in effect immediately prior to such time by a fraction:
     (A) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale (assuming the conversion of all Preferred Stock and the exercise of the Preferred Stock Warrants and conversion of the Preferred Stock relating thereto) plus (y) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of additional shares of Common Stock so issued or sold (or deemed to be issued or sold) would purchase at the Conversion Price in effect immediately prior to such issue or sale; and
     (B) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale or deemed issuance or sale (assuming the conversion of all Preferred Stock and the exercise of the Preferred Stock Warrants and conversion of the Preferred Stock relating thereto).
     For purposes of this Section 6(c)(i), “Excluded Stock” means shares of Common Stock (in each case as adjusted for any stock splits, stock dividends, recapitalizations, combinations or similar transactions), Options (as defined below) and Convertible Securities (as defined below) issued,
     (i) pursuant to one or more Approved Plans provided that such shares shall not exceed the number of share that have been reserved for such issuance as of the Issue Date,
     (ii) on the Issue Date pursuant to the Purchase Agreement,
     (iii) upon conversion of the Preferred Stock (including Preferred Stock issuable upon exercise of the Preferred Stock Warrants),
     (iv) in connection with any acquisition or exchange of assets or businesses by the Company (including pursuant to a merger, consolidation or other business combination) the primary purpose of which is not to raise equity capital,
     (v) in connection with any (A) stock splits, stock dividends, recapitalizations or reorganizations for which an adjustment to the Conversion Price is made pursuant to Section 6(c)(iii), or (B) mergers or consolidations for which an adjustment to the Conversion Price is made pursuant to Section 6(c)(iv), and
     (vi) following any IPO.
     For purposes of this Section 6(c), outstanding shares of Preferred Stock will be deemed convertible at all times into shares of Common Stock, where each share of Preferred Stock is deemed convertible into the greatest whole number of shares of Common Stock which would be issuable upon conversion of such share Preferred Stock if the Preferred Stock were then convertible at the Conversion Price then in effect.
     (ii) Options and Convertible Securities. For purposes of determining the adjusted Conversion Price under Section 6(c)(i), the following shall be applicable (it being acknowledged that the issuance of Excluded Stock shall not be subject to the provisions of this Section 6(c)(ii)):
     (A) If the Company in any manner issues or grants any options, warrants, or similar rights (“Options”) to purchase or acquire Common Stock or Equity Securities convertible or exchangeable, with or without consideration, into or for Common Stock (“Convertible Securities”) and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price in effect immediately prior to the time of the granting of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or grant. For purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options. No further adjustment of the Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.
     (B) If the Company in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share on the date of such issuance or sale. For the purposes of this subparagraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (a) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange of such Convertible Securities, by (b) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Conversion Price had been or are to be made pursuant to other provisions of this Section 6(c), no further adjustment of the Conversion Price shall be made by reason of such issue or sale.

     (C) If the exercise price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock increases at any time, the Conversion Price in effect at the time of such change shall be reduced to the Conversion Price which would have been in effect at such time had an adjustment been made upon the issuance of such Options or Convertible Securities still outstanding on the basis of such changed exercise price, additional consideration, or changed conversion rate, as the case may be, at the time initially granted, issued, or sold.
     (D) If any Common Stock, Option, or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received for such Common Stock, Option, or Convertible Security shall be deemed to be the net amount received by the Company for such Common Stock, Option, or Convertible Security. In case any Common Stock, Options, or Convertible Securities are issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Company shall be the Market Value of such Common Stock, Options, or Convertible Securities as of the date of receipt. If any Common Stock, Option, or Convertible Security is issued in connection with any merger in which the Company is the surviving Company, the amount of consideration for such Common Stock, Option, or Convertible Security shall be deemed to be the Market Value of such portion of the net assets and business of the non-surviving Company as is attributable to such Common Stock, Options, or Convertible Securities, as the case may be.
     (E) In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties to such transaction, the Option shall be deemed to have been issued for a consideration of $0.001.
     (F) The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.
     (G) If the Company takes a record of the holders of Common Stock for the purpose of entitling them (a) to receive a dividend or other distribution payable in Common Stock, Options, or Convertible Securities or (b) to subscribe for or purchase Common Stock, Options, or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or upon the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     (iii) Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced so that the conversion of the Preferred Stock after such time shall entitle the Holder to receive the aggregate number of shares of Common Stock or other securities of the Company which, if the Preferred Stock had been converted immediately prior to such time, such Holder would have owned upon such conversion and been entitled to receive by virtue of such stock split, stock dividend, recapitalization or other event, and if the Company at any time combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.
     (iv) Reorganization, Mergers, Consolidations, or Sales of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares, provided for elsewhere in this Section 6(c)), or a merger or consolidation of the Company with or into another entity then, as a part of such reorganization, merger, or consolidation, provision shall be made so that the Holders shall, after such reorganization, merger, or consolidation, be entitled to receive upon conversion of the Preferred Stock shares of stock of the Company, or of the successor entity resulting from such merger or consolidation, other securities and/or property to which the Common Stock issuable upon conversion of the Preferred Stock at the then Conversion Price (as in effect immediately prior to such reorganization, merger or consolidation) would have been entitled to receive upon such reorganization, merger or consolidation if such shares were then convertible at the Conversion Price at that time, and Common Stock issuable in connection with a conversion of the Preferred Stock after such reorganization, merger or consolidation shall refer to the shares of stock, other securities and/or property to be issued in respect of Common Stock in connection with such reorganization, merger or consolidation. If the holders of Common Stock have the right to elect the kind and amount of consideration receivable upon consummation of such transaction, then the Holders, in connection with such transaction and at the same time holders of Common Stock are allowed to make such election, shall be given the right to make a similar election with respect to the consideration into which the Preferred Stock shall thereafter be convertible.
     (v) Non-Qualified IPO. In the event that the Company completes a Non-Qualified IPO, the Conversion Price in effect immediately prior to the completion of such Non-Qualified IPO shall be reduced to equal the per share public offering price in such Non-Qualified IPO, if such per share public offering price is lower than the Conversion Price in effect immediately prior to the completion of such Non-Qualified IPO.
     (vi) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 6(c) shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (A) issuing to the Holder converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such Holder any amount of cash in lieu of a fractional share of Common Stock pursuant to Section 6(f); provided that the Company upon request shall deliver to such Holder a due bill or other appropriate instrument evidencing such Holder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.
     (d) Statement Regarding Adjustments. Whenever the Conversion Price shall be adjusted as provided in Section 6(c), the Company shall forthwith file, at the office of the Transfer Agent, a statement showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Holder at its address appearing on the Company’s records. Each such statement shall be signed by the Company’s chief financial officer. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6(e). The Company shall, upon written request at any time of any Holder, furnish or cause to be furnished to such Holder a certificate setting forth (i) all adjustments and readjustments to the Conversion Price, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such Holder’s shares of Preferred Stock if such shares were convertible at such time at the Conversion Price at that time in effect.
     (e) Notice to Holders. In the event the Company shall propose to take any action of the type described in clauses (i) (but only if the action of the type described in clause (i) would result in an adjustment in the Conversion Price), (iii), (iv) or (v) of Section 6(c), the Company shall give notice to each Holder, in the manner set forth in Section 6(d), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of shares of the Preferred Stock. Except as otherwise provided herein, (x) in the case of any action that would require the fixing of a record date, such notice shall be given at least five days prior to the date so fixed; and (y) in the case of all other action, such notice shall be given at least five days prior to the taking of such proposed action.
     (f) No Fractional Shares. No fractional shares or securities representing fractional shares of Common Stock shall be issued upon the conversion of any shares of Preferred Stock, whether voluntary or mandatory. If more than one share of Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate Accreted Value of the shares of Preferred Stock so surrendered. If the conversion of any share or shares of Preferred Stock results in a fraction, an amount equal to such fraction multiplied by the Market Value of the Common Stock on the Trading Day next preceding the day of conversion shall be paid to such Holder in cash by the Company. In connection with any conversion pursuant to this Section 6, cash shall be paid by the Company to the Holder surrendering such shares for conversion in respect of dividends on the tendered Preferred Stock accrued since the last Dividend Payment Date and remaining unpaid.

     (g) Costs. The Company shall pay all documentary, stamp, transfer or other transactional taxes attributable to the issuance or delivery of shares of Common Stock upon conversion of any shares of the Preferred Stock or deemed issuances pursuant to this Sections 6 or 7; provided that the Company shall not be required to pay any federal or state income taxes, franchise or similar taxes or other taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the Holder in respect of which such shares are registered with the Company.
     (h) Reservation of Common Stock. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of shares of Common Stock (the “Authorized Share Allocation”) equal to 110% of the shares of Common Stock necessary from time to time to effect the conversion of all outstanding shares of Preferred Stock (plus shares of Preferred Stock issuable upon exercise of the Preferred Stock Warrants at the Conversion Price then in effect and the conversion of such Preferred Stock pursuant to its terms, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Company shall use its commercially reasonable efforts to take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
     (i) Beneficial Ownership Restrictions. For so long as Common Stock is registered pursuant to Section 12 of the Exchange Act, the Company shall not effect any conversion of any Holder’s Preferred Stock, and such Holder shall not have the right to convert any portion of its Preferred Stock, to the extent (but only to the extent) that after giving effect to such conversion, such Holder would become the beneficial owner of more than of 9.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such conversion. The Company shall not give effect to any voting rights of the Preferred Stock, and any Holder shall not have the right to exercise voting rights with respect to any Preferred Stock pursuant hereto, to the extent that giving effect to such voting rights would result in such Holder (together with its Affiliates) being deemed to beneficially own in excess of the Maximum Percentage of the number of shares of Common Stock outstanding immediately after giving effect to such exercise, assuming such exercise as being equivalent to conversion. For purposes of the foregoing, the number of shares of Common Stock beneficially owned by a Person and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which the determination of such sentence is being made. Except as set forth in the preceding sentence, for purposes of this Section 6(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of this Section 6(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent Form 10-Q or Form 8-K, as the case may be, (y) a more recent public announcement by the Company or (z) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one Trading Day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the

Holder or its Affiliates since the date as of which such number of outstanding Common Shares was reported.
7. Conversion at the Option of the Company.
     (a) With Conversion Option Payment. At any time on or after the 180th day following the closing of an IPO, the Company shall have the right, at its option, to cause all of the Preferred Stock to be automatically converted into that whole number of fully paid and nonassesable shares of Common Stock as is equal, subject to Section 6(c)(iv), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (1) the Accreted Value divided by (2) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 6(f). The Company may exercise its right to cause a mandatory conversion pursuant to this Section 7(a) only if following the closing of a Qualified IPO, (i) the shelf registration statement shall have been filed pursuant to the Registration Rights Agreement, and on the date of the Company’s exercise of the mandatory conversion, shall be effective and available for resale of all Transfer Restricted Securities (as defined in the Registration Rights Agreement), held by Holders who have submitted appropriate information to be included in such registration statement as a selling securityholder in accordance with the terms of the Registration Rights Agreement, (ii) the Common Stock is listed on a Principal Market and the closing price of the Common Stock equals or exceeds 100% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30 Trading Day period on such Principal Market, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Company’s issuance of a press release announcing the mandatory conversion pursuant to this Section 7(a) as described in Section 7(c), and (iii) each of the other Equity Conditions has been satisfied (or waived in writing by the applicable Holder).
In connection with any automatic conversion pursuant to this Section 7(a), the Company shall be required to pay the Conversion Option Payment with respect to each share of Preferred Stock so converted. On the Mandatory Conversion Date, the Company shall deliver written request to each Holder requesting payment instructions respecting the Conversion Option Payment. Within two (2) Business Days following delivery thereof, each Holder shall deliver written payment instructions to the Company. Holders may elect to have the Conversion Option Payment satisfied through the issuance of shares of Common Stock. In such case, the Conversion Option Payment shall be converted into such whole number of fully paid and non-assessable shares of Common Stock as is equal to the aggregate Conversion Option Payment divided by the per share public offering price in such IPO (as appropriately adjusted for any post-IPO stock splits, stock dividends, combinations or similar events with respect to Common Stock).
     (b) Without Conversion Option Payment. At any time on or after the 180th day following the closing of an IPO, the Company shall have the right, at its option, on one or more occasions to cause the Preferred Stock, in whole or in part, to be automatically converted into that whole number of fully paid and nonassesable shares of Common Stock as is equal, subject to Section 6(c)(iv), to the product of the number of shares of Preferred Stock being so converted multiplied by the quotient of (1) the Accreted Value divided by (2) the Conversion Price then in effect, with any resulting fractional shares of Common Stock to be settled in accordance with Section 6(f). If not all of the outstanding shares of Preferred Stock are proposed to be converted, then outstanding shares of Preferred Stock shall be converted on a pro rata basis among the

Holders of outstanding shares of Preferred Stock in proportion to the aggregate number of shares held by such Holders. The Company may exercise its right to cause a mandatory conversion pursuant to this Section 7(b) only if following the closing of an IPO (i) the shelf registration statement shall have been filed pursuant to the Registration Rights Agreement, and on the date of the Company’s exercise of the mandatory conversion, shall be effective and available for resale of all Transfer Restricted Securities (as defined in the Registration Rights Agreement), held by Holders who have submitted appropriate information to be included in such registration statement as a selling securityholder in accordance with the terms of the Registration Rights Agreement, (ii) the Common Stock is listed on a Principal Market and the closing price of the Common Stock equals or exceeds 150% of the Conversion Price then in effect for at least 20 Trading Days in any consecutive 30 Trading Day period on the principal national securities exchange or automated quotation system on which the Common Stock is then listed or authorized for quotation, including the last Trading Day of such 30-day period, ending on the Trading Day prior to the Company’s issuance of a press release announcing the mandatory conversion pursuant to this Section 7(b) as described in Section 7(c), and (iii) each of the other Equity Conditions has been satisfied (or waived in writing by the applicable Holder).
In connection with any automatic conversion pursuant to this Section 7(b), the Company shall not be required to pay the Conversion Option Payment with respect to each share of Preferred Stock so converted.
     (c) To exercise the mandatory conversion right described in Section 7(a) or Section 7(b), the Company must give irrevocable notice by mail or by publication (with subsequent prompt notice) to the Holders (not more than one Trading Day after the date of the press release) confirming the Company’s election to convert the Preferred Stock pursuant to this Section 7. The conversion date will be a date selected by the Company (the “Mandatory Conversion Date”) and will be no more than three Trading Days after the date on which the Company issues the press release described in this Section 7(c).
     (d) In addition to any information required by applicable law or regulation, the press release and notice of a mandatory conversion described in Section 7(c) shall state, as appropriate: (i) the Mandatory Conversion Date; (ii) the number of shares of Common Stock to be issued upon conversion of each share of Preferred Stock to be converted; (iii) the number of shares of Preferred Stock; (iv) that dividends on the Preferred Stock to be converted will cease to accrue on the Mandatory Conversion Date; and (v) the amount of the Conversion Option Payment, if applicable.
     (e) On and after the Mandatory Conversion Date and, if applicable, the receipt by the Holders of the Conversion Option Payment, dividends will cease to accrue on the Preferred Stock called for a mandatory conversion pursuant to Section 7(a) or Section 7(b) and all rights of Holders will terminate except for the right to receive the whole shares of Common Stock issuable upon conversion thereof and cash in lieu of any fractional shares of Common Stock in accordance with Section 6(f). In connection with any conversion pursuant to this Section 7, cash shall be paid by the Company to the Holder surrendering such shares for conversion in respect of dividends on the tendered Preferred Stock accrued since the last Dividend Payment Date and remaining unpaid.

     (f) The Conversion Price determined pursuant to this Section 7 shall be subject to adjustment as provided in Section 6(c).
8. Redemption.
     (a) Mandatory Redemption at Maturity Date.
     (i) If any Preferred Stock remains outstanding on the Maturity Date, the Company shall within fifteen days following the Maturity Date redeem such Preferred Stock for an amount in cash per share of Preferred Stock (the “Maturity Date Redemption Price”) equal to the Accreted Value plus dividends accrued and unpaid since the last Dividend Payment Date by wire transfer of immediately available funds to an account designated in writing by such Holder. Promptly following the Maturity Date, the Company shall deliver written request to each Holder requesting payment instructions respecting the Maturity Date Redemption Price. Within two Business Days following delivery thereof, each Holder shall deliver written payment instructions to the Company along with certificates representing such Holder’s Preferred Stock.
     (ii) Upon receipt by the Holders of the Maturity Date Redemption Price, notwithstanding that the certificates evidencing any shares of Preferred Stock to be redeemed have not been surrendered, the dividends with respect to Preferred Stock shall cease to accrue, the Preferred Stock shall no longer be deemed outstanding, all rights of Holders as stockholders of the Company shall cease, and all rights whatsoever with respect to the Preferred Stock shall terminate (except the right of Holders (A) to receive the Maturity Date Redemption Price with default interest, if applicable, as described in Section 8(a)(iii) with respect to their shares of Preferred Stock upon surrender of their certificates therefore or (B) to convert their shares of Preferred Stock as described in Section 8(a) (iii)) shall terminate.
     (iii) If the Company fails to redeem all of the Preferred Stock outstanding on the Maturity Date by payment of the Maturity Date Redemption Price within five days following the Maturity Date, then (A) the applicable Maturity Date Redemption Price payable in respect of such unredeemed shares of Preferred Stock shall bear interest at the rate of 0.75% per month, prorated for partial months, until paid in full and (B) any Holder shall have the option to require the Company to convert any or all of such Holder’s shares of Preferred Stock for which the Maturity Date Redemption Price has not been paid into (on a per share basis) shares of Common Stock equal to the number which results from dividing the Maturity Date Redemption Price by the Conversion Price; provided, however, that the monthly interest penalty shall not accrue for any Holder that fails to timely provide payment instructions and surrender certificates representing its shares of Preferred Stock in accordance with Section 8(a)(i).
     (b) Change of Control Redemption. Subject to any contractual restrictions and applicable law, the Company will use commercially reasonable efforts to give each Holder notice of any Change of Control no less than 30 days prior to the consummation of a Change of Control. Within ten days following the consummation of a Change of Control, the Company shall provide written notice thereof to the Holders (a “Change of Control Notice”). At any time during the period (the “Change of Control Period”) beginning after a Holder’s receipt of a Change of Control Notice and ending on the date that is 20 Trading Days after the receipt of such Change of Control Notice, such Holder may require the Company to redeem all or any portion of such Holder’s Preferred Stock by delivering written notice thereof (“Change of Control Redemption Notice”) to the Company, which Change of Control Redemption Notice shall indicate the number of shares of Preferred Stock that such Holder elects for the Company to redeem. Any Preferred Stock subject to redemption pursuant to this Section 8 shall be redeemed by the Company in cash at a price equal to 110% of the Accreted Value plus dividends accrued and unpaid since the last Dividend Payment Date. The Company shall make payment of the Change of Control Redemption Price within five Trading Days after the Company’s receipt of such notice (the “Change of Control Redemption Date”). To the extent redemptions required by this Section 8(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Preferred Stock by the Company, such redemptions shall be deemed to be voluntary prepayments. Notwithstanding anything to the contrary in this Section 8(b), until the Change of Control Redemption Price is paid in full, the shares of Preferred Stock submitted for redemption under this Section 8 may be converted pursuant to Section 6, in whole or in part, by the Holder into shares of Common Stock, or in the event the conversion date is after the consummation of the Change of Control, equity interests of the successor entity substantially equivalent to the Company’s Common Stock pursuant to Section 6(c)(iv). The parties hereto agree that in the event of the Company’s redemption of any portion of the Preferred Stock under this Section 8(b), a Holder’s damages would be uncertain and difficult to estimate because of the parties’ inability to predict future interest rates and the uncertainty of the availability of a suitable substitute investment opportunity for each Holder. Accordingly, any redemption premium due under this Section 8(b) is intended by the parties to be, and shall be deemed, a reasonable estimate of such Holder’s actual loss of its investment opportunity and not as a penalty. In the event that the Company does not pay the Change of Control Redemption Price on the Change of Control Redemption Date within ten days thereafter, then the Holder shall have the option to, in lieu of redemption, require the Company to promptly return to such Holder any or all of the shares of Preferred Stock that were submitted for redemption by such Holder under this Section 8(b) and for which the applicable Change of Control Redemption Price (together with any interest thereon) has not been paid, by sending written notice thereof to the Company (the “Void Change of Control Redemption Notice”). Upon the Company’s receipt of such Void Change of Control Redemption Notice, (i) the Change of Control Redemption Notice shall be null and void with respect to those shares of Preferred Stock subject to the Void Change of Control Redemption Notice and (ii) the Company shall immediately return any Preferred Stock subject to the Void Change of Control Redemption Notice. No Conversion Option Payment shall be paid to any Holder in connection with a Change of Control Redemption.
9. Certificates.
     (a) Form and Dating. The Preferred Stock and the Transfer Agent’s certificate of authentication (if a Transfer Agent other than the Company is appointed) shall be substantially in the form set forth in Exhibit A, which is hereby incorporated in and expressly made a part of this Certificate of Designation. The Preferred Stock certificate may have notations, legends or endorsements required by law, stock exchange or National Association of Securities Dealers rule, agreements to which the Company is subject, if any, or usage (provided that any such notation, legend or endorsement is in a form acceptable to the Company). Each Preferred Stock certificate shall be dated the date of its authentication. The terms of the Preferred Stock certificate set forth in Exhibit A are part of the terms of this Certificate of Designation.
     (b) Record Holders. The Company and any Transfer Agent other than the Company may deem and treat the record Holder as the true and lawful owner thereof for all purposes, and neither the Company nor any such Transfer Agent shall be affected by any notice to the contrary.
     (c) Registration of Transfer. Upon the surrender of any certificate representing Preferred Stock to the Company or any Transfer Agent other than the Company accompanied by a duly executed and completed certificate in the form of Exhibit C hereto which is hereby incorporated by reference in this Certificate of Designation, the Company shall, or shall cause such Transfer Agent to, at the request of the record Holder of such certificate, execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor, of Preferred Stock representing in the aggregate the number of shares of Preferred Stock represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of Preferred Stock as is requested by the Holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such Preferred Stock represented by the surrendered certificate.
     (d) Replacement Certificates. If a mutilated Preferred Stock certificate is surrendered to the Company or any Transfer Agent other than the Company or if the Holder of a Preferred Stock certificate claims that the Preferred Stock certificate has been lost, destroyed or wrongfully taken, the Company shall issue and the Transfer Agent (if one is then appointed) shall countersign a replacement Preferred Stock certificate if the reasonable requirements of such Transfer Agent and the Company are met. If required by such Transfer Agent or the Company, such Holder shall agree to customary indemnity provisions sufficient in the reasonable judgment of the Company and such Transfer Agent to protect the Company and such Transfer Agent from any loss which either of them may suffer if a Preferred Stock certificate is replaced. The Company and such Transfer Agent may charge the Holder for their respective expenses in replacing a Preferred Stock certificate.
     (e) Failure to Timely Convert; Cash Damages. If (i) within three Trading Days after the Company’s receipt of the facsimile copy of a Conversion Notice, the Company shall fail to credit a Holder’s balance account with DTC or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion or the Company’s conversion, as applicable, of Preferred Stock or (ii) within three Trading Days of the Company’s receipt of a Preferred Stock Certificate the Company shall fail to issue and deliver a new Preferred Stock Certificate representing the number of Preferred Shares to which such Holder is entitled (a “Conversion Failure”), then the Company shall pay the greater of (A) damages to such Holder for each day after the Share Delivery Date that such conversion is not timely effected and/or each day after the Preferred Stock Delivery Date that such Preferred Stock Certificate is not delivered in an amount equal to 1% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the Share Delivery Date and to which such Holder is entitled as set forth in the applicable Conversion Notice and, in the event the Company has failed to deliver a certificate representing

Preferred Stock to the Holder on or prior to the Preferred Stock Delivery Date, the number of shares of Common Stock issuable upon conversion of the Preferred Stock represented by such Preferred Stock certificate as of the Preferred Stock Delivery Date and (2) the Market Value of the Common Stock on the Share Delivery Date in the case of the failure to deliver Common Stock, or the Preferred Stock Delivery Date, in the case of failure to deliver a Preferred Stock certificate and (B) if the Common Stock is listed, designated or quoted on Principal Market, and if after such third Trading Day the Holder purchases (in an open market transaction or otherwise) shares to deliver in satisfaction of a sale by the Holder of Common Stock which the Holder anticipated receiving upon such exercise (a “Buy-In”), an amount in cash to the Holder equal to the amount by which, (1) the Holder’s total purchase price (including brokerage commissions, if any) for the shares so purchased, exceeds (2) the amount obtained by multiplying (A) the number of shares of Common Stock that the Company was required to deliver to the Holder in connection with the conversion, by (2) the price at which the sell order giving rise to such purchase obligation was executed. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In, together with applicable confirmations and other evidence reasonably requested by the Company.
10. Covenants; Default Rates.
     (a) In addition to any other vote required by applicable law, unless a greater percentage shall then be required by applicable law, the Company and its Subsidiaries shall not, without the affirmative vote or consent of the Holders of at least a majority of the then outstanding Preferred Stock voting or consenting, as the case may be, separately as one class:
     (i) except for those transactions disclosed in the Private Placement Memorandum (as defined in the Purchase Agreement), directly or indirectly, engage in any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service, with any Affiliate of the Company (excluding transactions in the ordinary course of business consistent with past practice) except (A) upon fair and reasonable terms no less favorable to the Company than could be obtained in a comparable arm’s-length transaction with an unrelated Person, and (B)(1) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $1.0 million, such transaction is approved by at least a majority of the disinterested members of the Board of Directors or (2) with respect to any transaction or series of related transactions involving aggregate consideration in excess of $5 million, the Company obtains a written opinion issued by an investment banking, accounting or appraisal firm of national recognized standing that such transaction or series of related transactions are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company;
     (ii) prior to the consummation of any pre-IPO High-Yield Transaction, incur debt for borrowed money, unless on a pro forma basis, after giving effect to such incurrence and the application of the proceeds therefrom, the sum of (a) the aggregate debt for borrowed money of the Company and its Subsidiaries and (b) the Accreted Value of all outstanding Shares of Preferred Stock (plus accrued but unpaid dividends thereon) does not exceed 100% of Consolidated Net Tangible Assets as of the date of such incurrence; provided, however, that the conversion of the Bridge Facility into a term loan in accordance with its terms shall not be deemed an incurrence of debt for borrowed money for purposes of the foregoing covenant; or
     (iii) following any pre-IPO High Yield Transaction, incur debt for borrowed money in excess of the Maximum Permitted Debt Amount.
     (b) The covenants set forth in Section 10(a)(i) and (iii) shall expire and be of no further force or effect as such time as the Company completes a Qualified IPO (but substituting “no less than $15” in place of “no less than $21” in the definition thereof). The covenant set forth in Section 10(a)(ii) shall expire and be of no further force or effect at the earlier of (i) such time as the Company completes a pre-IPO High-Yield Transaction and (ii) such time as the Company completes a Qualified IPO (but substituting “no less than $15” in place of “no less than $21” in the definition thereof). Upon the occurrence and during the continuance of an Event of Default, the Dividend Rate shall increase by 2.0% percent per annum and the PIK Rate shall increase by an amount equal to 0.5%.
11. Other Provisions.
     (a) Any notice required by this Certificate of Designations to Holders shall be deemed given upon personal delivery, upon delivery by nationally recognized overnight delivery service with proof of receipt maintained, upon delivery by telecopy with receipt confirmed or five business days after deposit in the United States mail, certified mail, return receipt requested, postage prepaid, and addressed to each Holder of record at such Holder’s address appearing on the Company’s books.
     (b) With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any distribution, rights, warrant, reclassification, consolidation, merger, business combination, conveyance, transfer, dissolution, liquidation or winding-up, or the vote upon any such action. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.
     (c) Shares of Preferred Stock issued and reacquired will be retired and canceled promptly after reacquisition thereof and, upon compliance with the applicable requirements of Delaware law, have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may, subject to Section 4(b), with any and all other authorized but unissued shares of preferred stock of the Company be designated or redesignated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, except that any issuance or reissuance of shares of Preferred Stock must be in compliance with this Certificate of Designation.
     (d) The shares of Preferred Stock shall be issuable only in whole shares.
     (e) All notice periods referred to herein shall commence on the date of the mailing of the applicable notice.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate this 11th day of December, 2006.

SANDRIDGE ENERGY, INC.
By:	/s/ Tom L. Ward
Tom L. Ward
Chief Executive Officer

EXHIBIT A
FORM OF PREFERRED STOCK
FACE OF SECURITY
     IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE COMPANY OR ANY TRANSFER AGENT APPOINTED BY THE COMPANY SUCH CERTIFICATES AND OTHER INFORMATION AS THE COMPANY OR SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH APPLICABLE RESTRICTIONS ON TRANSFER. UNTIL OTHERWISE DETERMINED, THE COMPANY HAS ELECTED TO ACT AS TRANSFER AGENT.
     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND STATE SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (I) REGISTERED UNDER THE APPLICABLE SECURITIES LAWS, (II) SUCH TRANSACTION IS PURSUANT TO RULE 144, RULE 144A OR REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (III) AN OPINION OF COUNSEL, WHICH OPINION IS REASONABLY SATISFACTORY TO THE COMPANY, HAS BEEN DELIVERED TO THE COMPANY AND SUCH OPINION STATES THAT THE SHARES MAY BE TRANSFERRED WITHOUT SUCH REGISTRATION.
     A STATEMENT OF THE DESIGNATIONS, PREFERENCES, LIMITATIONS, AND RELATIVE RIGHTS OF SHARES OF EACH CLASS OF STOCK OF THE CORPORATION, INCLUDING A DENIAL OF PREEMPTIVE RIGHTS, IS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF THE CORPORATION. A COPY OF THE CERTIFICATE OF INCORPORATION OF THE COMPANY IS ON FILE WITH THE DELAWARE SECRETARY OF STATE AND MAY BE OBTAINED BY THE RECORD HOLDER FREE OF CHARGE BY WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

Certificate Number [ ]	Number of Shares of Convertible Preferred Stock [ ]
Series A Convertible Preferred Stock
of
SandRidge Energy, Inc.
     SandRidge Energy, Inc., a Delaware corporation (the “Company”), hereby certifies that [                    ] (the “Holder”) is the registered owner of [                    ] fully paid and non-assessable preferred securities of the Company designated the Series A Convertible Preferred Stock, par value $0.001, (the “Preferred Stock”). The shares of Preferred Stock are transferable on the books and records of the Company, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer. The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Preferred Stock represented hereby are issued and shall in all respects be subject to the provisions of the Certificate of Designation dated December ___, 2006, as the same may be amended from time to time (the “Certificate of Designation”). Capitalized terms used herein but not defined shall have the meaning given them in the Certificate of Designation. The Company will provide a copy of the Certificate of Designation to a Holder without charge upon written request to the Company at its principal place of business.
     Reference is hereby made to select provisions of the Preferred Stock set forth on the reverse hereof, and to the Certificate of Designation, which select provisions and the Certificate of Designation shall for all purposes have the same effect as if set forth at this place.
     Upon receipt of this certificate, the Holder is bound by the Certificate of Designation and is entitled to the benefits thereunder.
     If at any time a Transfer Agent other than the Company has been appointed and is acting, unless the Transfer Agent’s Certificate of Authentication hereon has been properly executed, these shares of Preferred Stock shall not be entitled to any benefit under the Certificate of Designation or be valid or obligatory for any purpose.

     IN WITNESS WHEREOF, the Company has executed this certificate this ___ day of December, 2006.

SANDRIDGE ENERGY, INC.
By:
	Name:	Tom L. Ward
	Title:	Chairman and Chief Executive Officer

REVERSE OF SECURITY
     Cash dividends on each share of Preferred Stock shall be payable at a rate per annum set forth in the face hereof or as provided in the Certificate of Designation.
     The shares of Preferred Stock shall be convertible into the Company’s Common Stock in the manner and according to the terms set forth in the Certificate of Designation.
     The Company is authorized to issue more than one class of stock and the Company will furnish without charge to each Holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock and the qualifications, limitations or restrictions of such preferences and/or rights.

ASSIGNMENT
     FOR VALUE RECEIVED, the undersigned assigns and transfers the shares of Preferred Stock evidenced hereby to:
(Insert assignee’s social security or tax identification number)
(Insert address and zip code of assignee)
and irrevocably appoints:
agent to transfer the shares of Preferred Stock evidenced hereby on the books of the Transfer Agent. The agent may substitute another to act for him or her.
Date:
Signature:
(Sign exactly as your name appears on the other side of this Preferred Stock Certificate)
Signature Guarantee:

EXHIBIT B
NOTICE OF CONVERSION
(To be Executed by the Holder
in order to Convert the Preferred Stock)
     The undersigned hereby irrevocably elects to convert (the “Conversion”) shares of Series A Convertible Preferred Stock (the “Preferred Stock”), represented by stock certificate No.(s)                    . (the “Preferred Stock Certificates”) into shares of common stock (“Common Stock”) of Riata Energy, Inc. (the “Company”) according to the conditions of the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), as of the date written below. If shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith the Preferred Stock Certificates. No fee will be charged to the Holder for any conversion, except for transfer taxes, if any. A copy of each Preferred Stock Certificate is attached hereto (or evidence of loss, theft or destruction thereof).
     The undersigned represents and warrants that all offers and sales by the undersigned of the shares of Common Stock issuable to the undersigned upon conversion of the Preferred Stock shall be made pursuant to registration of the Common Stock under the Securities Act of 1933 (the “Act”), or pursuant to any exemption from registration under the Act.
     Capitalized terms used but not defined herein shall have the meanings ascribed thereto in or pursuant to the Certificate of Designation.
     Date of Conversion:
     Applicable Conversion Price:
     Number of shares of Preferred Stock to be Converted:
     Signature:
     Name:
     Address:**
     Fax No.:

*	The Company shall issue and deliver shares of Common Stock to an overnight courier not later than three business days following receipt of this notice.

**	Address where shares of Common Stock and any other payments or certificates shall be sent by the Company.

B-1

EXHIBIT C
CERTIFICATE TO BE DELIVERED UPON EXCHANGE OR
REGISTRATION OF TRANSFER OF PREFERRED STOCK
Re: Series A Convertible Preferred Stock (the “Preferred Stock”) of SandRidge Energy, Inc. (the “Company”)
          This Certificate relates to                      shares of Preferred Stock held by __________________________ (the “Transferor”).
          The Transferor has requested the Company by written order to exchange or register the transfer of Preferred Stock.
          In connection with such request and in respect of such Preferred Stock, the Transferor does hereby certify that the Transferor is familiar with the Certificate of Designation relating to the above-captioned Preferred Stock and that the transfer of this Preferred Stock does not require registration under the Securities Act of 1933 (the “Securities Act”) because:
☐	Such Preferred Stock is being acquired for the Transferor’s own account without transfer.

☐	Such Preferred Stock is being transferred to the Company.

☐	Such Preferred Stock is being transferred in reliance on and in compliance with an exemption from the registration requirements of the Securities Act (and based on an Opinion of Counsel if the Company so requests).
_______________________________________________
(INSERT NAME OF TRANSFEROR]
by: ____________________________________________
Date:
Please check applicable box.

C-1